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FORM 4                                          U.S. SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
                                                      WASHINGTON, D.C.   20549                          OMB NUMBER:       3235-0287
[ ] Check this box if no longer                                                                         Expires: September 30, 1998
    subject to Section 16.  Form 4                                                                      Estimate average burden
    or Form 5 obligations may                                                                           hours per response..... 0.5
    continue.  See Instructions 1(b)

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                  Filed pursuant to Section 16(a) of the Securities Exchange Act of
                               1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1.Name and Address of Reporting Person* 2. Issuer Name and Ticker                      6. Relationship of Reporting Person to Issuer
                                           or Trading Symbol                                        (Check all applicable)
Shepherd    John         D.                Lincoln Logs, Ltd./(LLOG)
                                                                                          x   Director                X    10% Owner
                                                                                        -----                       -----
                                                                                          X   Officer (give               Other
(Last)       (First)    (Middle)        3. IRS or Social Security  4. Statement for     -----          title below) ----- (specify
                                           Number of Reporting        Month/Year                                           below)
    1020 Sport Hill Road                   Person (voluntary)                                        CEO, President and Treasurer
                                                                      1/31/98                       --------------------------------
             (Street)                                              5. If Amendment,    7. Individual or Joint/Group Filing
                                                                      Date of Original    (check Applicable Lines)
Easton        CT           06612                                      (Month/Year)         X  Form Filed by One Reporting Person
                                                                                          ---
(City)       (State)       (Zip)                                                              Form Filed by More than One
                                                                                          --- Reporting Person

                                       TABLE I  NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security                    2. Trans-  3. Trans-     4. Securities Acquired     5. Amount of  6. Owner-    7. Nature
   (Instr. 3)                              action     action        (A)or Disposed of (D)      Securities    ship         of
                                           Date       Code                                     Benefic-      Form:        Indirect
                                                      (Instr. 8)    (Instr. 3, 4 and 5)        ially         Direct       Bene-
                                          (Month/                                              Owned at      (D) or       ficial
                                           Day/      Code     V    Amount     (A) or Price     End of        Indirect     Owner-
                                           Year)                              (D)              Month         (I)          ship
                                                                                               (Instr. 3     (Instr.      (Instr.
                                                                                               and 4)        4)           4)

Common Stock                              1/30/98     C             1,000,000  A     $200,000                 D

Common Stock                              1/30/98     M             25,000     A     $4,687.50                D

Common Stock                              1/30/98     M             5,000      A     $1,031.25  1,151,961     D


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.	             (Over)
*  If the form is filed by more than one reporting person, see Instructions 4(b)(v)                                 SEC 1474 (7-96)
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
FORM 4 (CONTINUED)	TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title of    2.Conver-  3.Trans-  4.Transac-   5.Number of   6.Date Exer-     7.Title         8.Price  9.Number  10.Owner- 11.Na-
  Derivative    sion or    action    tion Code  Derivative    cisable          and Amount      of       of Deriv-  ship     ture
  Security      Exercise   Date      (Instr. 8) Securities    and Expir-       of Under-       Deriv-   ative      Form     of In-
  (Instr. 3)    Price      (Month               Acquired (A)  ation Date       lying           ative    Secur-     of De-   direct
                of         Day/                 or Disposed   (Month/          Securities      Secur-   ities      rivative Bene-
                Deriva-    Year)                of (D)        Day/Year)                        ity      Bene-      Secu-    ficial
                tive                            (Instr. 3,-                    (Instr. 3       (Instr   ficially   rity;    Own-
                Security                        , and 5)                      and4)           . 5)     Owned       Direct   ership
                                                                                                        at End     (D) or   (Instr
                                                                                      Amount            of         Indi-    . 4)
                                                             Date    Expir-           or                Month      rect (I)
                                                             Exer-   ation    Title   Number            (Instr.    (Instr.
                                                             cisa-   Date             of                4)         4)
                                     Code   V (A)    (D)     ble                      Shares
                                                                                                                                *

Series A        $.20       1/30/98    C              1,000   7/31/98  6/30/98 Common  1,000,   $.20                  D
Convertible                                          ,000                     Stock   000
Subordinated
Debenture

Stock Option
(right to buy)  $.20625    1/30/98    M               5,000   6/19/96  6/19/01 Common  5,000    $.20625              D
                                                                               Stock

Stock Option
(right to buy)  $.1875     1/30/98    M        25,000         6/19/96  6/19/06 Common  25,000   $.1875               D
                                                                               Stock

Series B        $.20       1/30/98    A        875,000        3/2/98   5/15/99 Common  875,000  $.20     875,000     D
Convertible                                                                    Stock
Subordinated
Debenture

Common Stock    $.375      1/30/98    A        437,500        Immed.    *      Common  437,500  $.375    437,500     D
Warrant                                                                        Stock
(right to buy)

Explanation of Responses:

*  Earlier of (a) January 31, 2003, or (b) the tenth (10th) day prior to the Issuer's anticipated filing date with the Securities and Exchange Commission of a registration statement to conduct a public offering.

**  Intentional misstatements or omissions of facts              /s/ John D. Shepherd             February 11, 1998
    constitute Federal Criminal Violations.                   ---------------------------------- ----------------
    See 18 U.S.C. 1001 and 15. U.S.C. 78ff(a).                  **Signature of Reporting Person       Date
                                                                    John D. Shepherd

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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